EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

dated as of

January 31, 2005

by and among

AMERICAN REF-FUEL HOLDINGS CORP.,

THE SELLERS PARTY HERETO

and

DANIELSON HOLDING CORPORATION

i

SCHEDULE I	SELLERS

SCHEDULE II	SENIOR EXECUTIVE OFFICERS AND DIRECTORS

EXHIBIT A	Registration Rights Agreement

EXHIBIT B	Escrow Agreement

EXHIBIT C	Regulatory Opinion

DISCLOSURE SCHEDULES

Company Disclosure Schedule
Sellers Disclosure Schedule
Purchaser Disclosure Schedule

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated as of January 31, 2005 (this “Agreement”), is by and among American Ref-Fuel Holdings Corp., a Delaware corporation (the “Company”), the stockholders of the Company who are signatories hereto (the “Sellers”) and Danielson Holding Corporation, a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

     WHEREAS, the Sellers collectively own an aggregate of 263,987 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), which Shares constitute all of the issued and outstanding shares of capital stock of the Company;

     WHEREAS, subject to the terms and conditions set forth herein, Purchaser desires to purchase all of the Company Common Stock from the Sellers, and the Sellers desire to sell the Company Common Stock to Purchaser; and

     WHEREAS, each of SZ Investments, L.L.C., EGI-Fund (05-07) Investors, L.L.C., Third Avenue Business Trust, on behalf of Third Avenue Value Fund Series, and D. E. Shaw Laminar Portfolios, L.L.C. (collectively, the “Independent Stockholders”) has entered into equity commitment agreements (the “Equity Commitment Agreements”) with Purchaser pursuant to which, among other things, each of the Independent Stockholders has agreed to subscribe for shares of Purchaser’s common stock in the Rights Offering (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
GENERAL

     Section 1.01. Defined Term Index. The following terms shall have the meanings set forth in the sections referenced opposite such terms below:

Term	Reference
Action	Section 6.08(a)
Affiliate	Section 9.03
Agreement	Preamble
AIG Sellers	Section 9.03
Approved Equity Sources	Section 6.03
ARC	Section 6.12
business day	Section 2.02
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 5.12(a)
Commitments	Section 3.05
Company	Preamble

Term	Reference
Company Common Stock	Recitals
Company Disclosure Schedule	Section 6.13
Company Intellectual Property	Section 5.16
Company Option Plan	Section 5.02(c)
Company Options	Section 5.02(b)
Company Permits	Section 5.10
Company Plans	Section 5.13(a)
Company Required Statutory Approvals	Section 5.04(c)
Company Stockholder Agreement	Section 5.02(b)
Company Transaction Expenses	Section 6.17
Competing Transaction	Section 6.02
Confidential Information	Section 6.03
Confidentiality Agreement	Section 6.03
Contract	Section 3.02(b)
Credit Support Obligations	Section 5.19
Debt Financing	Section 3.05
Debt Financing Commitments	Section 3.05
Disclosure Schedules	Section 6.13
DLJ Sellers	Section 9.03
Employees	Section 5.14(b)
Environmental Law	Section 5.15(b)
Encumbrances	Section 3.02(b)
Equity Commitment Agreements	Recitals
ERISA	Section 5.13(a)
Exchange Act	Section 5.05(c)
Existing Letters of Credit	Section 6.12
Facilities	Section 5.18(a)
FERC	Section 3.02(c)
Financial Statements	Section 5.05(a)
FPA	Section 5.18(b)(i)
Fronting Bank	Section 6.12
GAAP	Section 5.05(b)
Generally Accepted Industry Practices.	Section 5.22
Governmental Authority	Section 3.02(b)
Hazardous Substance	Section 5.15(c)
HSR Act	Section 3.02(c)
Including, includes and include	Section 9.03
Indemnified Party or Parties	Section 6.08(b)
Independent Stockholders	Recitals
IRS	Section 5.12(c)
ISRA	Section 6.07(c)
Key Employee	Section 9.03
Knowledge of the Company	Section 9.03
Law	Section 3.02(b)
Leases	Section 5.08(a)
Leased Properties	Section 5.08(a)
Liabilities	Section 5.06(a)
Material Adverse Effect	Section 5.01
Material Contracts	Section 5.11(a)
Monthly Financial Statements	Section 6.16

Term	Reference
Multiemployer Plan	Section 5.13(a)
Multiple Employer Plans	Section 5.13(a)
NJDEP	Section 6.07(c)
Order	Section 3.02(b)
Owned Properties	Section 5.08(a)
PBGC	Section 5.13(g)
Permitted Exceptions	Section 5.08(a)
Person	Section 9.03
Proceeding	Section 5.09
Project Partnership	Section 5.18(a)
Properties	Section 5.08(a)
PUHCA	Section 3.06
Purchase Price	2.01
Purchaser	Preamble
Purchaser Disclosure Schedule	Section 6.13
Purchaser Required Statutory Approvals	Section 3.02(c)
Purchaser SEC Documents	Section 3.08
PURPA	Section 3.07
Related Persons	Section 5.20
Released Parties	Section 9.13
Replacement Accommodations	Section 6.12
Reporting Companies	Section 5.05(c)
RFH	Section 5.05(a)(iv)
Rights Offering	Section 6.09(b)
SAS	Section 6.10
SEC	Section 5.05(c)
SEC Documents	Section 5.05(c)
Securities Act	Section 5.05(c)
Seller Required Statutory Approvals	Section 4.02(c)
Sellers	Preamble
Sellers Disclosure Schedule	Section 6.13
Shares	Recitals
Subsidiary	Section 5.03
Taxes	Section 5.12(a)
Tax Returns	Section 5.12(a)
Termination Date	Section 8.01(b)(i)
Title IV Plans	Section 5.13(a)
Treasury Regulations	Section 5.12(a)
WARN	Section 5.14(b)

ARTICLE II
PURCHASE AND SALE; CLOSING

     Section 2.01. Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein, each Seller severally agrees to sell, transfer, assign and deliver to Purchaser or its permitted designee, and Purchaser or its permitted designee agrees to purchase from each Seller, all of the Shares held by such Seller, as set forth opposite such Seller’s name on Schedule I free and clear of any and all liens, for an aggregate purchase price equal to

$740,000,000 less (i) all amounts paid pursuant to Section 6.14, including all taxes withheld from such payments and all taxes imposed in respect thereof pursuant to Section 3111 of the Code, and (ii) all Company Transaction Expenses (the “Purchase Price”).

     Section 2.02. Closing.

     (a) Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on the second business day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI hereof (other than those conditions to be satisfied or waived at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square New York, New York, or at such other time, date or place agreed to by Purchaser and the Sellers. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Throughout this Agreement, the term “business day” shall mean any day other than Saturday, Sunday or any other day on which banks in the State of New York are authorized or obligated by Law or executive order to close.

     (b) At the Closing, each Seller shall deliver to Purchaser a certificate or certificates representing all of the Shares owned by such Seller, duly endorsed in blank or accompanied by stock powers executed in blank.

     (c) At the Closing, Purchaser shall deliver to the Sellers the Purchase Price in immediately available funds by wire transfer to such accounts designated in writing by the Sellers not less than two business days prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

   Purchaser represents and warrants to each of the Sellers as follows:

     Section 3.01. Organization. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as contemplated herein.

     Section 3.02. Authority; Non-Contravention; Approvals.

     (a) Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by all necessary corporate action on the part of Purchaser and no other proceeding on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery hereof by the Company and the Sellers, constitutes a valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms. No approval of the stockholders of Purchaser is required for Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, including the Rights Offering.

     (b) The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar Contract, arrangement or understanding, whether written or oral and whether or not relating in any way to credit or the borrowing of money (“Encumbrances”) upon any properties or assets of Purchaser under any of the terms, conditions or provisions of (i) the organizational documents of Purchaser, (ii) any statute, law, ordinance, rule or regulation (“Law”) or any judgment, decree, order, injunction or writ (“Order”) of any foreign, federal, state, local or other governmental or administrative authority or regulatory agency, commission, department or other governmental or administrative subdivision, court, tribunal or body (each, a “Governmental Authority”) applicable to Purchaser or any of its properties or assets, subject, in the case of consummation, to obtaining the Purchaser Required Statutory Approvals, or (iii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other agreement, binding arrangement or understanding, contract, commitment, obligation, undertaking, concession, franchise or license (each, including all amendments thereto, a “Contract”) to which Purchaser is a party or any of its properties or assets may be bound or affected, other than in the case of clauses (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments, or creations of Encumbrances that would not reasonably be expected to impair in any material respect the ability of Purchaser to perform its obligations under this Agreement or prevent or materially impede or delay the Closing or Purchaser’s ability to consummate the transactions contemplated hereby.

     (c) Except for (i) any filings or waiting periods as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) any filings with or approvals from (x) the Federal Energy Regulatory Commission (“FERC”) and (y) such other Governmental Authorities, if any, listed in Section 3.02(c) of the Purchaser Disclosure Schedule and in Section 4.02(c) of the Sellers Disclosure Schedule (the notification and waiting periods, filings and approvals referred to in clauses (i) and (ii) collectively referred to as the “Purchaser Required Statutory Approvals”), no notification and waiting period, declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Purchaser to perform its obligations under this Agreement or Purchaser’s ability to consummate the transactions contemplated hereby.

     Section 3.03. Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in restricted securities such as the Shares and is capable of bearing the economic risks of such investment.

     Section 3.04. Solvency. After giving effect to the transactions contemplated hereby (i) the fair value of the assets of the Company, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company will be greater than the amount that will be required to pay the probable liability of each of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company will not have unreasonably small capital with which to conduct the business in which each of them is engaged as such business is now conducted and is proposed to be conducted.

     Section 3.05. Capital Resources; Financing. Section 3.05 of the Purchaser Disclosure Schedule sets forth true, accurate and complete copies of debt financing commitment letters and related term sheets (collectively, the “Debt Financing Commitments”) to be used in connection with the transactions contemplated hereby (the “Debt Financing”) and the Equity Commitment Agreements (together with the Debt Financing Commitments, the “Commitments”). As of the date hereof, the Commitments have not been withdrawn or terminated and Purchaser has no reason to believe that the Commitments will not lead to the financings contemplated thereby upon the satisfaction of the conditions set forth in Article VII other than Section 7.02(h). The proceeds from such Debt Financing, together with the estimated proceeds of the Rights Offering, constitute all of the financing required by Purchaser for the consummation of the transactions contemplated hereby.

     Section 3.06. Holding Company Act Status. Purchaser is not a “holding company” or a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (“PUHCA”).

     Section 3.07. Utility Status Under PURPA. Neither Purchaser nor any of its subsidiaries or any of its members or any of the members’ upstream owners is an electric utility or utilities, an electric utility holding company or companies, or any combination thereof as defined in the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”).

     Section 3.08. Purchaser SEC Documents. Purchaser has filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required to be filed under the Exchange Act or the Securities Act (collectively, the “Purchaser SEC Documents”). As of its filing date or, if amended, as of the date of the last such amendment, each Purchaser SEC Document fully complied with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. As of its filing date or, if amended, as of the date of the last such amendment, each

Purchaser SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Purchaser SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. All of the audited consolidated financial statements and unaudited consolidated interim financial statements included in the Purchaser SEC Documents (i) have been prepared from, are in accordance with and accurately reflect the books and records of Purchaser, (ii) fully comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iv) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year end adjustments) of Purchaser and its consolidated Subsidiaries as of the dates and for the periods referred to therein. Notwithstanding anything in this Section 3.08 to the contrary, Purchaser makes no representation or warranty as to any information with respect to the Sellers, the Company or its Subsidiaries included in the Purchaser SEC Documents filed after the date hereof to the extent such information is provided by or on behalf of any of them.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each DLJ Seller jointly and severally represents and warrants to Purchaser as to only the DLJ Sellers and in respect of those Shares indicated as being owned by the DLJ Sellers on Schedule I, and each AIG Seller jointly and severally represents and warrants to Purchaser as to only the AIG Sellers and in respect of those Shares indicated as being owned by the AIG Sellers on Schedule I, as follows:

     Section 4.01. Organization. Such Sellers are duly organized and validly existing under the Laws of their respective jurisdictions of formation and have the requisite power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as contemplated herein.

     Section 4.02. Authority; Non-Contravention; Approvals.

     (a) Each such Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by all necessary action on the part of each such Seller and no other proceeding on the part of each such Seller is necessary to authorize the execution and delivery of this Agreement or the consummation by each such Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each such Seller, and, assuming the due authorization, execution and delivery hereof by the Company and Purchaser, constitutes a valid and legally binding agreement of each such Seller, enforceable against each such Seller in accordance with its terms.

     (b) The execution, delivery and performance of this Agreement by each such Seller and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Encumbrance upon any properties or assets of each such Seller under any of the terms, conditions or provisions of (i) the organizational documents of such Seller or (ii) any Law or Order of any Governmental Authority applicable to each such Seller or any of its properties or assets, subject, in the case of consummation, to obtaining the Sellers Required Statutory Approvals, or (iii) any Contract to which each such Seller is a party or any of its properties or assets may be bound or affected, other than in the case of clauses (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments, or creations of Encumbrances that would not reasonably be expected to impair in any material respect the ability of each such Seller to perform its obligations under this Agreement or prevent or materially impede or delay the Closing or such Seller’s ability to consummate the transactions contemplated hereby.

     (c) Except for (i) any filings or waiting periods as may be required under the HSR Act and (ii) any filings with or approvals from (x) the FERC and (y) the other Governmental Authorities listed in Section 4.02(c) of the Sellers Disclosure Schedule (the notification and waiting periods, filings and approvals referred to in clauses (i) and (ii) collectively referred to as the “Sellers Required Statutory Approvals”), no notification and waiting period, declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by each such Seller or the consummation by each such Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of each such Seller to perform its obligations under this Agreement or each such Seller’s ability to consummate the transactions contemplated hereby.

     Section 4.03. Ownership and Transfer of Shares. Each such Seller is the record and beneficial owner of the Shares indicated as being owned by each such Seller on Schedule I, free and clear of any and all Encumbrances, except as set forth in Section 4.03 of the Sellers Disclosure Schedule. Each such Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good title to such Shares, free and clear of any and all Encumbrances.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser as follows:

     Section 5.01. Organization and Qualification. The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, and the Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True, accurate and complete copies of the Company’s Certificate of Incorporation and By-laws, in each case as amended and in effect on the date hereof, including all amendments thereto, have heretofore been made available to Purchaser. “Material Adverse Effect” means any change, event or effect that (i) is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, except for any such change, event or effect resulting from or arising out of the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or compliance with, this Agreement or (ii) would materially impair the Sellers’ ability to consummate the transactions contemplated hereby.

     Section 5.02. Capitalization.

     (a) The authorized capital stock of the Company consists of 300,000 shares of Company Common Stock, of which 263,987 shares are outstanding. Each outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or similar rights. All of the outstanding shares of Company Common Stock are owned of record by the holders and in the respective amounts as are set forth in the Section 5.02(a) of the Company Disclosure Schedule.

     (b) Section 5.02(b) of the Company Disclosure Schedule sets forth the holders of options to purchase shares of Company Common Stock (“Company Options”) and the respective number of shares of Company Common Stock subject to each outstanding Company Option, and the applicable exercise price. Except for Company Options described in Section 5.02(b) of the Company Disclosure Schedule there are no outstanding or authorized subscriptions, options, calls, Contracts, understandings, restrictions, arrangements, plans, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other Contract and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock or any other securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such Contract. Except as described in Section 5.02(b) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any Subsidiary of the Company, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person, other than the Credit Support Obligations. Except as set forth in Section 5.02(b) of the Company Disclosure Schedule, there are no outstanding stock appreciation, phantom stock, profit participation or similar rights of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company or its Subsidiaries may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting or consent of any shares of Company Common Stock or the equity interests of any Subsidiary of the Company, except the Amended and Restated Stockholders’ Agreement of the Company, dated October 14, 2004, by and among the Company and the Sellers (as amended, the “Company Stockholder Agreement”).

     (c) The Company has previously made available to Purchaser complete and correct copies of the Company’s 2004 Stock Option Plan (the “Company Option Plan”). All Company Options were issued pursuant and subject to the Company Option Plan.

     Section 5.03. Subsidiaries. (a) Section 5.03 of the Company Disclosure Schedule sets forth each Subsidiary of the Company, the jurisdiction of incorporation or organization, as applicable, of each such Subsidiary, the total outstanding ownership and voting interests of each Subsidiary and the percentage of such interest owned by the Company or its Subsidiaries, as the case may be. Each Subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and each Subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 5.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. “Subsidiary” means, with respect to any Person, any other Person which it, directly or indirectly, through one or more Subsidiaries or otherwise, beneficially owns at least a majority of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such Person.

     (b) Except as set forth in Section 5.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned directly or indirectly by the Company as set forth in Section 5.03 of the Company Disclosure Schedule, free and clear of all Encumbrances. There are no outstanding or authorized subscriptions, options, calls, Contracts, understandings, restrictions, arrangements, plans, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other Contract and also including any rights plan or other anti-takeover agreement, other than the Company Stockholder Agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any securities of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such Contract.

     (c) Except as set forth in Section 5.03 of the Company Disclosure Schedule, there are no material restrictions on the ability of the Subsidiaries to make distributions of cash flow to their respective equity holders. True, accurate and complete copies of the applicable organizational or governing documents of each Subsidiary of the Company, in each case as amended and in effect on the date hereof, including all amendments thereto, have heretofore been made available to Purchaser.

     Section 5.04. Authority; Non-Contravention; Approvals.

     (a) The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) Except as set forth in Section 5.04(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any consent, approval, notice, offer to purchase or any prepayment of any indebtedness of the Company or any of its Subsidiaries, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries, any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws or similar organizational or governing documents of the Company or any of its Subsidiaries, (ii) any Law or Order of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Company Required Statutory Approvals or (iii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected or any Company Permit, other than in the case of clauses (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments, or creations of Encumbrances that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c) Except for (i) any filings or waiting periods as may be required under the HSR Act and (ii) any filings with or approvals from (x) the FERC and (y) the other Governmental Authorities listed in Section 5.04(c) of the Company Disclosure Schedule (the notification and waiting periods, filings and approvals referred to in clauses (i) and (ii) collectively referred to as the “Company Required Statutory Approvals”), no notification and waiting period, declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or any of its Subsidiaries or the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 5.05. Financial Statements; SEC Documents.

     (a) The Company has delivered to Purchaser true, accurate and complete copies of (the “Financial Statements”):

     (i) the audited consolidated balance sheets and related consolidated statements of earnings and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2001, 2002 and 2003, and the unaudited consolidating balance sheets and related consolidating statements of earnings and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2004;

     (ii) the audited consolidated balance sheets and related statements of operations and cash flows of MSW Energy Holdings LLC and its Subsidiaries as of and for the year ended December 31, 2003, and the unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of MSW Energy Holdings LLC and its Subsidiaries as of and for the periods ended September 30, 2003 and 2004;

     (iii) the audited consolidated balance sheets and related statements of operations and cash flows of MSW Energy Holdings II LLC and its Subsidiaries as of and for the year ended December 31, 2003, and the unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of MSW Energy Holdings II LLC and its Subsidiaries as of and for the nine months ended September 30, 2004; and

     (iv) the audited consolidated balance sheets and related statements of operations and cash flows of Ref-Fuel Holdings LLC (“RFH”) and its Subsidiaries as of and for the years ended December 31, 2001, 2002 and 2003, and the unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of RFH and its Subsidiaries as of and for the nine months ended September 30, 2003 and 2004.

     (b) The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America consistently applied (“GAAP”) and present fairly in all material respects the consolidated financial condition of the Company and/or its applicable Subsidiaries as of such dates and the consolidated results of operations for the respective periods then ended, except that the unaudited Financial Statements are subject to normal year-end adjustments, that individually or in the aggregate would not be material, and lack complete footnotes and other presentation items in conformity with GAAP, and except as otherwise disclosed in such unaudited Financial Statements or the notes thereto. All books, records and accounts of the Company and its Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Monthly Financial Statements were derived from the books and records of the Company and its Subsidiaries, as applicable, and were prepared in a manner consistent with past practice.

     (c) MSW Energy Holdings II LLC, MSW Energy Finance Co. II, Inc., MSW Energy Holdings LLC and MSW Energy Finance Co., Inc. (collectively, the “Reporting Companies”) have filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, exhibits and other documents required to be filed under the Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “SEC Documents”). As of its filing date or, if amended, as of the date of the last such amendment, each SEC Document fully complied with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. As of its filing date or, if amended, as of the date of the last such amendment, each SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. All of the audited consolidated financial statements and unaudited consolidated interim financial statements included in the SEC Documents (i) have been prepared from, are in accordance with and accurately reflect the books and records of the Reporting Companies, Ref-Fuel Holdings LLC and their respective consolidated Subsidiaries, as applicable, and (ii) fully comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Other than the Reporting Companies, neither the Company nor any of its Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or, pursuant to Contract, has agreed to comply with the periodic reporting requirements of the Exchange Act as if it were subject to such requirements.

     Section 5.06. Absence of Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 5.06 of the Company Disclosure Schedule:

     (a) Neither the Company nor any of its Subsidiaries has any indebtedness, obligations or other liabilities, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not resulting from third-party claims, of any nature (“Liabilities”), except Liabilities that (A) are accrued or reserved against in the Financial Statements or reflected in the respective notes thereto, (B) are inter-company Liabilities owed exclusively among the Company and/or one or more of its wholly owned Subsidiaries, (C) were incurred in the ordinary course of business consistent with past practice since September 30, 2004 with respect to MSW Energy Holdings II LLC and MSW Energy Holdings LLC and their respective Subsidiaries and since December 31, 2004 with respect to the Company and each of its other Subsidiaries not previously referred to in this clause (C) or in connection with this Agreement or the transactions contemplated hereby, (D) are not individually or in the aggregate expected to be material to the Company and its Subsidiaries taken as a whole or (E) have been discharged or paid in full prior to the date hereof.

     (b) Since September 30, 2004, (i) the business of the Company and its Subsidiaries has been carried on only in the ordinary and usual course, (ii) no change, event, occurrence, condition or development has occurred that, either individually or in the aggregate with other changes, events, occurrences, conditions or developments, has had or could reasonably be expected to have a Material Adverse Effect, and (iii) none of the events or actions that the Company and its Subsidiaries are prohibited from taking pursuant to Section 6.01 has occurred or been taken.

     (c) Neither the Company nor any of its Subsidiaries are a party to any sale and leaseback transaction.

     (d) Section 5.06(d) of the Company Disclosure Schedule sets forth all inter-company payables and receivables owed exclusively among the Company and/or one or more of its wholly owned Subsidiaries as of December 31, 2004.

     Section 5.07. Insurance. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of them that are customary for companies of similar size and financial condition in their respective industries, (ii) all such policies are in full force and effect, all premiums due thereon have been paid and the Company and each of its Subsidiaries have complied with the provisions of all such policies, (iii) neither the Company nor any of its Subsidiaries has been advised of any defense to coverage in connection with any claim to coverage asserted or notice by any of them under or in connection with any of such insurance policies, (iv) neither the Company nor any of its Subsidiaries has received any notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or its Subsidiaries or their assets or properties that there will be a cancellation or non-renewal of existing policies or binders or that the alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or its Subsidiaries, the purchase of additional equipment or the material modification of any of the methods of doing business, will be required and (v) neither the Company nor any of its Subsidiaries has failed to give, in a timely manner, any notice required under any of such insurance policies to preserve their respective rights thereunder. Except as set forth in Section 5.07 of the Company Disclosure Schedule, all such insurance policies have been maintained on an “occurrence” rather than a “claims made” basis, and the Company and its Subsidiaries shall be entitled to the benefits of such insurance policies following the Closing with respect to covered occurrences prior to the Closing. Section 5.07 of the Company Disclosure Schedule sets forth all pending claims under any such insurance policies, including any claim for loss or damage to the properties, assets or business of the Company and any of its Subsidiaries.

     Section 5.08. Properties and Encumbrances.

     (a) Section 5.08(a) of the Company Disclosure Schedule sets forth a complete list of all real property owned in fee by the Company or any of its Subsidiaries, including easements appurtenant thereto (the “Owned Properties”) and a complete list of all properties that are leased, subleased, licensed or occupied pursuant to any Contracts under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Properties”), and a description of the Lease (as hereinafter defined), including, the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto. Except as set forth in Section 5.08(a) of the Company Disclosure Schedule, with respect to each parcel of Owned Property, the Company or a Subsidiary of the Company, as the case may be, has good and valid fee title to such parcel, free and clear of all Encumbrances, leases, subleases, rights of use or the like other than (i) mechanics’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business consistent with past practice for sums not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP, (ii) such other imperfections of title, easements and restrictions not incurred in connection with the incurrence of any indebtedness and that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present or intended use of any property or asset subject thereto or affected thereby, or (iii) those set forth in Section 5.08(a) of the Company Disclosure Schedule (“Permitted Exceptions”). The Owned and the Leased Properties (collectively, the “Properties”) are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the leases, subleases, occupancy agreements, licenses and Contracts (the “Leases”) relating to the Leased Properties. The Company has provided Purchaser with true, correct and complete copies of all the Leases. Each of the Leases is valid, unmodified and in full force and effect, and the Company holds a valid and existing leasehold interest in each of the Leases to which it is a party, free and clear of all Encumbrances other than Permitted Exceptions. The Company is not in default in any material respect under any Lease, and no events have occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default in any material respect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all buildings, structures, improvements and fixtures located on, under, over or within the Properties, and all other aspects of each parcel of the Properties (i) are in good and usable condition without any structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections, (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses and (iii) none of the improvements located on the Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any laws.

     (b) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have the right to use the Properties in the manner and for the purposes as each is currently being used by the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, no Governmental Authority has commenced or intends to exercise the power of eminent domain or a similar power, or has planned public improvements, annexation, special assessments, zoning or subdivision changes or other adverse claims with respect to all or any part of the Properties. All of the tangible assets of the Company and its Subsidiaries are in good operating condition and are suitable, sufficient and appropriate in all respects for their current and contemplated uses, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c) The Company and its Subsidiaries have good and marketable title to, or have valid leasehold interests in or other rights to use, all assets used in the conduct of their business, free and clear of all Encumbrances other than Permitted Exceptions, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 5.09. Litigation. Except as set forth in Section 5.09 of the Company Disclosure Schedule, there is no judicial, administrative or arbitral action, suit, investigation by a Governmental Authority, notice of liability or violation, eminent domain or condemnation proceeding, or other claim or proceeding, in each case, whether governmental, public or private (“Proceeding”) pending, or, to the Knowledge of the Company, threatened, (i) relating to or affecting the Company or any of its Subsidiaries, before any Governmental Authority or any arbitrator that could, individually or in the aggregate, reasonably be expected to result in a claim for damages against the Company or its Subsidiaries in excess of $750,000 or injunctive relief, or (ii) that relates to the transactions contemplated by this Agreement. At the Closing, the Company shall have delivered an update to Section 5.09 of the Company Disclosure Schedule as of the last business day prior to the Closing Date; provided that such update shall have no effect on the satisfaction of the conditions set forth in Section 7.02(b). Neither the Company nor any of its Subsidiaries is subject to any Order or arbitration award that prohibits the consummation of the transactions contemplated hereby or that involves an amount of damages payable by the Company or its Subsidiaries in excess of $750,000 or injunctive relief.

     Section 5.10. No Violation of Law. Except as set forth in Section 5.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of, or has been given written notice of any violation of, any Law or Order, except for violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No investigation or review relating to the Company or any of its Subsidiaries by any Governmental Authority is pending or, to the Knowledge of the Company, is threatened, other than any investigation or review that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, Orders, consents or approvals that are necessary to conduct their respective businesses (collectively, the “Company Permits”), except for those the absence of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, and no Proceedings are pending or, to the Knowledge of the Company, threatened with respect to any Company Permit that could reasonably result in the revocation of, or loss of any benefits under, any Company Permit, except for those the absence of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Subject to obtaining the Company Required Statutory Approvals, Sellers Required Statutory Approvals and the Purchaser Required Statutory Approvals, none of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement except for those impairments or effects which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 5.10 of the Company Disclosure Schedule sets forth each permit or license of a Governmental Authority that is material to the Company and its Subsidiaries, taken as a whole.

     Section 5.11. Material Contracts.

     (a) Section 5.11(a) of the Company Disclosure Schedule lists all of the following Contracts to which, as of the date hereof, the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected (together with all Contracts referenced in Section 5.13(a), “Material Contracts”):

     (i) all consulting Contracts involving payments in excess of $500,000 per annum;

     (ii) union or collective bargaining Contracts;

     (iii) instruments for borrowed money (including, without limitation, any indentures, guarantees, loan agreements, sale and leaseback agreements, or purchase money obligations incurred in connection with the acquisition of property);

     (iv) Contracts for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which the Company or any of its Subsidiaries has continuing obligations or rights;

     (v) joint venture or partnership Contracts, licensing arrangements, contracts for sharing of profits;

     (vi) purchase Contracts giving rise to Liabilities of the Company or any of its Subsidiaries in excess of $500,000 (other than purchase orders and Contracts for procurement of materials in the ordinary course of business consistent with past practice);

     (vii) guarantees, suretyships, indemnification, contribution agreements, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any Indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same;

     (viii) all Contracts providing for payments by or to the Company or any of its Subsidiaries in excess of $250,000 in any fiscal year or $500,000 in the aggregate during the term thereof;

     (ix) all Contracts obligating the Company or any of its Subsidiaries to provide or obtain products or services for a period of one year or more;

     (x) all Contracts containing covenants purporting to limit the Company’s or any of its Subsidiaries’ freedom to engage in any line of business (other than Contracts related to Indebtedness), to compete with any Person or in any geographic area or to solicit any Person with respect to the sale or purchase of goods or services or their employment with the Company or any of its Subsidiaries;

     (xi) all Contracts for construction or the purchase of real estate, improvements, equipment, machinery and other items which under GAAP constitute capital expenditures and which involve or are reasonably expected to involve expenditures in excess of $500,000 during any fiscal year of the Company; and

     (xii) all agreements governing payments made in lieu of real estate taxes.

     (b) The Company has heretofore delivered to Purchaser true, accurate and complete copies of each Material Contract (or written summaries of each oral Material Contract). All such Material Contracts are, and as of the Closing Date, except as permitted under Section 6.01, will be, valid, binding and in full force and effect against the Company and/or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and no material breach or default, or event which, with notice or lapse of time or both, would constitute any such material breach or default by the Company or any of its Subsidiaries (or, to the Knowledge of the Company, by any other party thereto), exists with respect thereto. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal of, or any significant dispute with respect to, any such Material Contract. All Contracts entered into after the date hereof that would have been Material Contracts had they been in effect on the date hereof will be, as of the Closing Date, except as permitted under Section 6.01, valid, binding and in full force and effect against the Company and/or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and no material breach or default, or event which, with notice or lapse of time or both, would constitute any such material breach or default by the Company or any of its Subsidiaries (or, to the Knowledge of the Company, by any other party thereto), will, as of the Closing Date, exist with respect thereto, nor will there be any cancellation or non-renewal of any such Material Contracts.

     Section 5.12. Taxes.

     (a) The Company and each of its Subsidiaries and any consolidated, combined, unitary or affiliated group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member have (i) duly and timely filed (taking into account any applicable extensions) with the appropriate Governmental Authorities all income Tax Returns and all other Tax Returns which, if properly prepared and filed, would involve more than an immaterial amount of Tax due, that are required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, (ii) duly paid in full all Taxes required to be paid (other than Taxes that would be de minimis in amount) and (iii) made adequate provision on the Financial Statements in accordance with GAAP for all Taxes not yet due and payable (other than Taxes that would be de minimis in amount). There are no liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for liens for Taxes not yet due. As used in this Agreement, (i) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes in the nature of excise, withholding, ad valorem or value added and including any liability for any of the foregoing as a transferee, pursuant to Treasury Regulation Section 1.1502-6 (or a similar provision of state, local or foreign Law) or as an indemnitor, guarantor, surety or in a similar capacity under any Contract or otherwise, (ii) “Tax Returns” means all returns, reports or similar statements (including any attached schedules) filed or required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax, and (iii) “Treasury Regulations” means the rules and regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”).

     (b) The Company and its Subsidiaries have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld and collected from employee salaries, wages and other compensation and from all other amounts and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

     (c) Except as set forth in Section 5.12(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) been notified in writing that any Tax Return is currently under audit by the Internal Revenue Service (“IRS”) or any state or local taxing authority or that it intends to conduct such an audit and no action, suit, investigation, claim or assessment is pending or proposed in writing with respect to any Taxes; (ii) made any agreement for the extension of time or the waiver of the statute of limitations for the assessment, collection or payment of any Taxes; or (iii) executed any power of attorney with respect to any Tax matter that is currently in force.

     (d) Except as set forth in Section 5.12(d) of the Company Disclosure Schedule, no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that such entity is or may be subject to taxation by that jurisdiction.

     (e) Except as set forth in Section 5.12(e) of the Company Disclosure Schedule, Purchaser has been provided with true and correct copies of (i) all Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or after December 31, 2000 and (ii) all revenue agents’ reports and other similar reports relating to the audit or examination of the Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or after December 31, 2000. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination, which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

     (f) Neither the Company nor any other Person (including any of its Subsidiaries) on behalf of the Company or any of its Subsidiaries has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method (and the IRS has not proposed in writing any such adjustment or change in accounting method), or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries.

     (g) Except as set forth in Section 5.12(g) of the Company Disclosure Schedule, no property owned by the Company or any of its Subsidiaries (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of

Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

     (h) Except as set forth in Section 5.12(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is (A) a party to (i) any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing or (ii) a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to the Company or any of its Subsidiaries or (B) otherwise bound by any private letter ruling of the IRS or comparable rulings or guidance issued by any other taxing authority.

     (i) Neither the Company nor any of its Subsidiaries is or was a member of any consolidated, combined, unitary or affiliated group of corporations that filed or was required to file a consolidated, combined or unitary Tax Return, other than a group of which it is now a member.

     (j) Each of the entities listed in Section 5.12(j) of the Company Disclosure Schedule has in effect a valid election under Section 754 of the Code, which election has been in effect at all times since the dates listed on such schedule.

     (k) For federal income tax purposes, (i) the Company and each of the entities listed in Section 5.12(k)(i) of the Company Disclosure Schedule is and has been, since its formation, treated as a corporation, (ii) each of the entities listed in Section 5.12(k)(ii) of the Company Disclosure Schedule is and has been, since its formation, treated as a partnership and neither the Company nor any of its Subsidiaries has taken any action which, alone or together with any other action or transaction, could reasonably be expected to cause the termination of any of such entities under Section 708(b)(1)(B) of the Code; and (iii) each of the entities listed in Section 5.12(k)(iii) of the Company Disclosure Schedule is and has been, since its formation, disregarded as an entity separate from its owners. None of the entities listed in Section 5.12(k)(ii) of the Company Disclosure Schedule has ever (1) filed, or had filed on its behalf, any election to be treated as an association taxable as a corporation for federal income Tax purposes, (2) been a “publicly traded partnership” within the meaning of Section 7704 of the Code or (3) made any election to be excluded from all or part of Subtitle A, Chapter 1, Subchapter K of the Code.

     (l) Except as set forth in Section 5.12(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations section 1.6011-4.

     (m) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

     (n) Neither the Company nor any of its Subsidiaries has a permanent establishment in any foreign country with which the United States of America has a Tax treaty,

as defined in such relevant Tax treaty, nor does the Company or any of its Subsidiaries otherwise operate or conduct business through any branch in any foreign country.

     (o) Except as set forth in Section 5.12 of the Company Disclosure Schedule and except as provided for in the Financial Statements in accordance with GAAP, to the Knowledge of the Company, there are no transactions or positions that, if challenged by a taxing authority, would more likely than not result in a material Tax liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any transactions or other arrangements with respect to which the Company or any of its Subsidiaries received cash prior to the Closing for which the corresponding taxable income could reasonably be expected to accrue after the Closing.

     (p) Neither the Company nor any of its Subsidiaries has taken or failed to take any action, which action or failure to act could reasonably be expected to impair the tax-exempt status of any debt of any Subsidiary the interest on which is intended to be tax-exempt under Section 103(a) of the Code.

     (q) The information provided to Purchaser with respect to the tax basis of assets owned by the Company and/or any entities in which it directly or indirectly owns an interest is taken from Tax Returns referenced in Section 5.12(a).

     Section 5.13. Employee Benefit Plans; ERISA.

     (a) Section 5.13(a) of the Company Disclosure Schedule sets forth: (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all bonus or other incentive compensation, equity or equity-based compensation, deferred compensation, change in control, termination or severance, stock purchase, severance, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance and scholarship plans, programs or arrangements to which the Company, any of its Subsidiaries or any other trade or business that together with the Company or any Subsidiary would be deemed a single employer within the meaning of Section 4001(b) of ERISA has any obligation or liability (contingent or otherwise) and all employment, consulting and individual compensation agreements in respect of which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) (the “Company Plans”). Section 5.13(a) of the Company Disclosure Schedule separately sets forth each Company Plan that is subject to Title IV of ERISA (the “Title IV Plans”). No Company Plan is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA (“Multiemployer Plan”), or is or has been subject to Section 4063 or 4064 of ERISA (“Multiple Employer Plans”).

     (b) True, correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the two most recent Forms 5500 and all schedules thereto and the two most recent actuarial reports, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions; and (v) written descriptions of all non-written Company Plans.

     (c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code and other applicable federal and state Laws, and neither the Company nor any of its Subsidiaries has any obligation or liability by indemnity or otherwise with respect to any non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA involving any of the Company Plans.

     (d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code.

     (e) None of the Company or any of its Subsidiaries has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date for which there is any unsatisfied liability, nor has any of them incurred any unsatisfied liability due to the termination or reorganization of a Multiemployer Plan.

     (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans or Title IV Plans or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code or Section 302 of ERISA.

     (g) Each of the Title IV Plans is fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of such Title IV Plan and the “benefit liabilities,” as defined in Section 4001(a)(16) of ERISA, of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

     (h) None of the Company or any of its Subsidiaries has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA. There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the Title IV Plans which would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been timely paid.

     (i) There are no Proceedings which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefit claims), nor to the Knowledge of the Company, do any facts exist that could form the basis for any such claim or lawsuit.

     (j) Except as set forth on Section 5.13(j) of the Company Disclosure Schedule, none of the Company Plans provides for post-employment life or health insurance benefits coverage for any participant or any beneficiary of a participant, except through the last day of the calendar month of termination as may be required under or Part 6, Title 1 of ERISA and at the expense of the participant or the participant’s beneficiary.

     (k) Except as disclosed in Section 5.13(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other events) will (i) result in any payment becoming due to any employee or director (current, former or retired) of the Company or its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Company Plan or otherwise.

     (l) With respect to each Company Plan, as applicable, all required governmental filings (including Forms 5500) have been in all material respects timely and completely filed.

     (m) The maximum amount that could be payable by the Company and the Subsidiaries under all Company Plans (excluding the Company’s 2004 Stock Option Plan) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (whether alone or together with any other event) does not exceed $4,000,000.

     (n) No “leased employees,” as that term is defined in Section 414(n) of the Code, perform services for the Company or any Company Subsidiary. Neither the Company nor any Subsidiary has used the services or workers provided by third party contract labor suppliers, temporary employees, such “leased employees,” or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Company Plan or the imposition of penalties or excise taxes with respect to any Company Plan by the IRS, the Department of Labor, or any other Governmental Authority.

     (o) Neither the Company nor any Subsidiary is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

     Section 5.14. Labor Matters.

     (a) The Company has provided Purchaser with a correct and complete list of each officer, director or employee of the Company or any of its Subsidiaries that received cash compensation (including cash bonuses) in excess of $100,000 for the Company’s fiscal year ended December 31, 2003, or that has or is currently anticipated to receive in excess of $100,000 in any succeeding fiscal year, which list also sets forth the amount of such cash consideration for each such Person, and identifies each such officer, director or employee who has previously indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire either as a result of the transactions contemplated by this Agreement or within six months after at any time prior to the six month anniversary of the Closing Date.

     (b) Except as set forth in Section 5.14 of the Company Disclosure Schedule, (i) none of the current or former employees of the Company or any of its Subsidiaries

(“Employees”) is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization; (ii) neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees; (iii) there is no union organization activity involving any of the Employees pending or, to the Knowledge of the Company, threatened, nor since December 31, 1999 has there ever been union representation involving any of the Employees while employed by the Company or its Subsidiaries; (iv) there are no strikes, lockouts, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened (and since December 31, 2003, there have not been such strikes, lockouts, slowdowns or work stoppages); (v) there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which could be brought before or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of, or failure by the Company or any of its Subsidiaries to employ, of any individual, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vi) the Company and each of its Subsidiaries is in compliance with all Laws relating to the employment of labor including, but not limited to, all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, affirmative action, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax except for immaterial non-compliance; and (vii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any of its Subsidiaries within the previous twelve months.

     (c) The Company and its Subsidiaries are not delinquent in any material payments to any Employees for any services or amounts required to be reimbursed or otherwise paid.

     (d) Neither the Company nor any of its Subsidiaries is or has been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, or (iii) required to maintain an affirmative action plan.

     (e) To the Knowledge of the Company, no Employee is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such Employee.

     (f) The Company has delivered to Purchaser copies of all employment, severance, termination and “change of control” Contracts or other material compensatory arrangements with any current or former officers, directors, employees or consultants with the Company or any of its Subsidiaries that are in effect on the date hereof, and any and all employment, retention and severance plans or policies of the Company or any of its Subsidiaries, all of which are listed in Section 5.13(a) of the Company Disclosure Schedule.

     (g) Except as disclosed in Section 5.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities for severance, change of control payouts, salary, wages, back pay, bonuses, profits or any other type of employee compensation or remuneration other than amounts fully accrued and reserved for on the Financial Statements or incurred in the ordinary course of business since the date of the Financial Statements.

     Section 5.15. Environmental Matters.

     (a) Except as set forth in Section 5.15 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have conducted their respective businesses in material compliance with all applicable Environmental Laws, (ii) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, or that would require investigation or remediation pursuant to applicable Environmental Laws if the presence of such Hazardous Substances was made know to a relevant Governmental Authority, other than the presence of Hazardous Substances that would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, (iii) since December 31, 1999, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any Governmental Authority that have not been resolved, indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, (iv) there are no Proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries relating to any violation or alleged violation, of or any liability under any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any Environmental Law, or in a manner that could give rise to any material liability under Environmental Law with respect to the Company or any of its Subsidiaries, (vi) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, (vii) none of the Permits required under any Environmental Law for the ownership or operation of the business of the Company or any of its Subsidiaries requires, because of the transactions contemplated by this Agreement, notice to the Governmental Authority that issued the Permits or transfer, amendment or re-issuance of the Permits for the continued ownership or operation of the business of the Company or any of its Subsidiaries and (viii) the transactions contemplated by this Agreement will not require the Company to investigate and/or remediate real property owned or leased in Connecticut, or make any other filings (other than as specifically set forth in this Agreement) pursuant to the Connecticut Transfer Act, Conn. Gen. Stat. § 22a-134, et seq.

     (b) As used herein, “Environmental Law” means any applicable Law (including common law), Order, license, consent or Contract with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) the protection of health and safety (with respect to exposure to Hazardous Substances) or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the date hereof.

     (c) As used herein, “Hazardous Substance” means any substance currently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including any waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

     Section 5.16. Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries own or possess valid, subsisting and enforceable licenses to use, all trademarks and service marks (whether registered or unregistered), trade names and designs, together with all goodwill related to the foregoing; patents (including any continuations, continuations in part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications therefor and whether registered or unregistered); internet domain names; computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information, which in each case is used in the conduct of the business of the Company and its Subsidiaries as currently conducted and proposed to be conducted (“Company Intellectual Property”), and (ii) the consummation of the transactions contemplated by this Agreement will not alter or impair such ownership or possession in any respect. There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the Company Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no other Person has any claim of ownership or other interest (nor has any such claim been made) with respect to the Company Intellectual Property purported to be owned by the Company or its Subsidiaries nor has or does the use of Company Intellectual Property by the Company or its Subsidiaries infringe on or otherwise violate the rights of any third party (nor has any such claim been made). Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Intellectual Property that has been licensed by the Company or its Subsidiaries is being used in accordance with the applicable license pursuant to which the Company or its Subsidiaries acquired the right to use such Company Intellectual Property and neither the Company nor any of its Subsidiaries has received notice from any Person pertaining to or challenging the right of the Company or any of its Subsidiaries to use any such Company Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no third party is challenging, infringing on or otherwise violating any right of the Company or its Subsidiaries in the Company Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Company Intellectual Property is being used or enforced by the Company in a manner that could reasonably be expected to result in the abandonment, cancellation or unenforceability of any Company Intellectual Property.

     Section 5.17. Brokers and Finders. Except as set forth in Section 5.17 of the Company Disclosure Schedule, neither the Sellers nor the Company has entered into any Contract, arrangement or understanding with any Person which may result in the obligation of the Company to pay any investment banking fees, finder’s fees, or brokerage commissions in connection with the transactions contemplated hereby or relating to any Competing Transaction that was proposed, contemplated or considered prior to the date hereof.

     Section 5.18. Regulatory Matters.

     (a) As used in this Agreement, the term (i) “Project Partnership” means (1) American Ref-Fuel Company of Delaware Valley, L.P., (2) American Ref-Fuel Company of Hempstead, (3) American Ref-Fuel Company of Essex County, (4) American Ref-Fuel Company of Niagara, L.P., (5) American Ref-Fuel Company of Southeastern Connecticut, and (6) SEMASS Partnership, and (ii) “Facilities” means the six waste-to-energy facilities operated by the Project Partnerships.

     (b) (i) Each Facility is a “qualifying facility,” as such term is defined under PURPA, and, to the Knowledge of the Company, there is no Proceeding challenging the “qualifying facility” status of any such Facility. Each such Project Partnership and Facility is authorized to make sales of electricity at wholesale, and to operate as a “qualifying facility” consistent with the requirements of PURPA and the rules thereunder and the Federal Power Act, as amended, and the rules and regulations thereunder (“FPA”). Each of the Project Partnerships which owns such qualifying facility is, to the Knowledge of the Company, in compliance with all applicable requirements of PURPA and FPA. The consummation of the transactions contemplated hereby will not adversely affect the “qualifying facility” status of any Facility currently operating as a “qualifying facility.”

(ii) Each of the Project Partnerships owning a waste-to-energy facility is an “exempt wholesale generator,” as defined under the Energy Policy Act of 1992, and is therefore exempt from the provisions of PUHCA. The consummation of the transactions contemplated hereby will not adversely affect the “exempt wholesale generator” status of any such Facility. To the extent applicable, each such Project Partnership is authorized to make sales of electricity at wholesale pursuant to the requirements of the FPA and the rules thereunder.

(iii) None of the Company or any of the Project Partnerships or any of their respective “subsidiaries” or “affiliates” (as each such term is defined under PUHCA) is a “holding company” or an “electric utility company” as defined under PUHCA, or a “public utility” or similar entity under state law.

     Section 5.19. Credit Support Obligations. Section 5.19 of the Company Disclosure Schedule sets forth each Contract that obligates the Company or its Affiliates to directly or indirectly provide financial support of any kind, collateral on behalf of, guarantees in respect of or otherwise make any capital contribution to or in respect of any Subsidiary of the

Company (whether or not any such obligation is contingent upon any other event, fact or occurrence and whether or not any such obligation is subject to the giving of notice or the passage of time, or both) (“Credit Support Obligations”). Each Credit Support Obligation that requires the issuance of a letter of credit or posting of a surety bond or cash collateral upon the occurrence of another event, fact or occurrence so noted in Section 5.19 of the Company Disclosure Schedule. There is no current obligation to make payment under or in respect of any such Credit Support Obligation, and no payments have been made by the Company or its Affiliates under any such Credit Support Obligation during the past five years. To the Knowledge of the Company, no event or condition currently exists that, solely with the passage of time, the giving of notice, or both, would create a current or future obligation to make any payment under any such Credit Support Obligation, and neither the Company nor its Subsidiaries has received any written notice of such events or conditions. In the event that American Ref-Fuel Company LLC ceases to maintain an investment grade credit rating, the springing collateral requirement as a result of such downgrade will not exceed $45 million.

     Section 5.20. Related Party Transactions. Except as set forth in Section 5.20 of the Company Disclosure Schedule, no employee, officer, director, stockholder, partner or member of the Company of any of its Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, (iv) is a party to any Contract with the Company or its Subsidiaries (other than employment agreements set forth in Section 5.13(a) of the Company Disclosure Schedule) or (v) has any claim or cause of action against the Company or any of its Subsidiaries.

     Section 5.21. Bank Accounts. Section 5.21 of the Company Disclosure Schedule contains a list of all bank accounts, money market accounts and safe deposit boxes of the Company and its Subsidiaries as of the date hereof, with an identification of the names of the banks and account numbers. At the Closing, the Company shall have delivered an update to Section 5.21 of the Company Disclosure Schedule as of the last business day prior to the Closing Date; provided that such update shall have no effect on the satisfaction of the conditions set forth in Section 7.02(b).

     Section 5.22. Facilities. Except as would not have a Material Adverse Effect, the Project Partnerships have operated each Facility, since the date each Facility has been owned by the Project Partnerships, consistent with Generally Accepted Industry Practices. “Generally Accepted Industry Practices” means the applicable practices, methods and acts engaged in or approved by a significant portion of the waste-to-energy business in the applicable regions during the relevant time period, or the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision is made, could be expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability and safety. Generally Accepted Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to practices, methods or acts generally accepted in the waste-to-energy business.

ARTICLE VI
COVENANTS

     Section 6.01. Conduct of Business Pending the Closing. Except as otherwise (1) contemplated by this Agreement, (2) set forth in Section 6.01 of the Company Disclosure Schedule, (3) required by Law (provided that Purchaser is provided reasonable prior notice), (4) consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed) or (5) provided for in the Company’s annual budget or capital budget for 2005 (a copy of which was provided by the Company to Purchaser on January 28, 2005) during the period from the date hereof to the Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice, maintain the assets and properties of the Company and its Subsidiaries in their current condition (other than as a result of ordinary wear and tear), maintain the books, records and accounts of the Company and its Subsidiaries in the usual, regular and ordinary manner, on a basis consistent with past practice, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Closing. The Company shall cause its Subsidiaries to make on a timely basis and not delay the making of, but subject to customary and ordinary past business practices and with a valid business purpose, the capital expenditures in accordance with the 2005 capital expenditures budget for the Company’s Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise (1) contemplated by this Agreement, (2) set forth in Section 6.01 the Company Disclosure Schedule, (3) required by Law (provided that Purchaser is provided reasonable prior notice) or (4) provided for in the Company’s annual budget or capital budget for 2005, prior to the Closing, neither the Company nor any of its Subsidiaries shall, and the Company will take all such action as is necessary to cause each of its Subsidiaries not to, without the prior written consent of Purchaser:

     (a) (i) amend or propose to amend their respective certificates of incorporation, by-laws, partnership or limited liability company agreement or equivalent organizational or governing documents, or (ii) declare, set aside or pay any dividend or distribution payable in cash or property (or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock), except for (x) the payment of dividends or distributions (with respect to dividends or distributions from any of the Project Partnerships, of which the Company has provided five days’ prior written notice to Purchaser) to the Company or any of its Subsidiaries by a direct or indirect Subsidiary of the Company, (y) payment of a $35,000,000 distribution to the Sellers by the Company or (z) the payment of dividends or distributions (with respect to dividends or distributions from any of the Project Partnerships, of which the Company has provided five days’ prior written notice to Purchaser) by a non-wholly owned Subsidiary of the Company pro rata to the equity holders thereof that are made in respect of earnings from operations or retained earnings and are in the ordinary course of business and at such times and in such amounts as are consistent with past practice;

     (b) issue, sell, transfer, pledge, encumber or dispose of, or agree to issue, sell, transfer, pledge, encumber or dispose of, any of its securities, interests, shares, or any options, warrants or rights of any kind to acquire any of its securities, interests, shares of capital stock of any class or any debt or equity securities which are convertible into or exchangeable or exercisable for any such interests or capital stock;

     (c) directly or indirectly, sell, assign, transfer or in any way dispose of any interest in any Subsidiary;

     (d) (i) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any indebtedness in excess of $5,000,000 in the aggregate; (ii) except in the ordinary course of business pay, repay, discharge, purchase, repurchase or satisfy any indebtedness issued or guaranteed by the Company or any of its Subsidiaries; (iii) modify the terms of any indebtedness; (iv) make any loans, advances of capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries of the Company in the ordinary course of business and in such amounts as are consistent with past practice) or (v) except in the ordinary course of business, incur or repay any material inter-company payables and receivables between the Company and/or any of its Subsidiaries;

     (e) (i) split, combine or reclassify any of its interests or shares of its capital stock; (ii) redeem, purchase or offer to purchase or acquire or otherwise acquire, directly or indirectly, any of its interests or securities or any securities or equity or economic interests of any of its Subsidiaries or any instrument or security which consists of or includes a right to acquire any such interests or securities; or (iii) amend the terms of any of its outstanding securities;

     (f) enter into or amend any written employment agreement, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements (other than as provided in Section 6.05) with any directors, executive officers or employees, except (i) as required by applicable Law, (ii) pursuant to previously existing Contracts disclosed in Section 5.13(a) of the Company Disclosure Schedule; or (iii) to the extent that any Liabilities resulting from such arrangement or agreements are Company Transaction Expenses that reduce the Purchase Price;

     (g) except to the extent that any Liabilities resulting from such actions are Company Transaction Expenses that reduce the Purchase Price, increase the salary or monetary compensation, including by paying any bonus or establishing any bonus plan or other obligation to pay a bonus, of any employees, except as required pursuant to previously existing Contracts disclosed in Section 5.13(a) of the Company Disclosure Schedule or, other than with respect to Key Employees, in the ordinary course of business;

     (h) (i) adopt, enter into or amend to materially increase benefits or obligations of any Company Plan, except (x) for normal increases in the ordinary course of business consistent with past practice, (y) as required pursuant to existing Contracts or this Agreement, or (z) as required by applicable Law; or (ii) except as required by this Agreement, amend or otherwise modify any Company Option, including, the exercise price thereunder;

     (i) enter into any Contract (i) which has a term of more than one year after the Closing or which would reasonably be expected to generate more than $250,000 in revenues, or involve payments of more than $250,000 over its term, or (ii) which materially limits or otherwise restricts the business of the Company or any of its Subsidiaries (or which could, after the Closing, limit or restrict the business of the Company or any of its Subsidiaries);

     (j) amend in any material respect or terminate any Material Contract, or waive, release or assign any material rights or claims thereunder;

(k) adopt a plan of complete or partial liquidation or dissolution;

     (l) become a party to any merger (other than a merger among wholly-owned Subsidiaries of the Company and no other Persons), consolidation, combination, recapitalization, reorganization or restructuring;

     (m) (i) acquire any assets having an initial cost or fair market value in excess of $500,000 or any assets which individually or in the aggregate are material to the Company and its Subsidiaries taken as a whole or (ii) sell, pledge, dispose of or encumber any assets having a fair market value in excess of $500,000, in the aggregate, or any assets which individually or in the aggregate are material to Company and its Subsidiaries taken as a whole other than sales of power and capacity in the ordinary course of business consistent with past practices;

     (n) except as may be required as a result of a change in Law or GAAP, change any of the material accounting principles or practices used by it;

     (o) (A) make or revoke any material Tax election, or settle or compromise any material Tax liability or enter into a settlement or compromise that would reasonably be expected to have a post-closing impact on the Company or any of its Subsidiaries, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (B) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Company shall have provided Purchaser a copy thereof (together with supporting papers) at least ten business days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld or delayed, it being understood that approval shall be deemed to be unreasonably withheld with respect to any item on such Tax Return if the treatment of such item on such Tax Return was consistent with the treatment of such item on the most recent Tax Return filed prior to the date hereof, unless not otherwise permitted by applicable Tax Law);

     (p) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary and usual course of business consistent with past practice, or amend or waive any material right in, or the benefits of, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

     (q) settle or compromise any pending or threatened Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $750,000;

     (r) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

     (s) directly or indirectly, enter into any transaction or series of related transactions (i) other than (x) pursuant to contracts that are currently in effect and set forth in Section 5.11(a) of the Company Disclosure Schedule in the ordinary course consistent with past practice or (y) otherwise in the ordinary course consistent with past practice and with a valid business purpose, between or among the Company, on the one hand, and any one or more Subsidiaries of the Company, on the other hand, or any one or more Subsidiaries of the Company, on the one hand, and any one or more other Subsidiaries of the Company, on the other hand, or (ii) with, for the benefit of, or among any stockholder of the Company or any of its Subsidiaries (other than, with respect to the Company’s Subsidiaries, the Company and other Company Subsidiaries), any Affiliate of any such stockholder or any of their respective officers, directors, managers, members, partners or employees, or any officer or director of the Company, in each case except as set forth in Section 6.01 of the Company Disclosure Schedule;

     (t) enter into any Credit Support Obligations or amend or modify any Credit Support Obligations existing on the date hereof;

     (u) organize any new Subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in the business, of any other Person;

     (v) other than Permitted Exceptions, mortgage, pledge or encumber any of its assets or properties;

     (w) except in the ordinary course of business, (i) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated; (ii) write off as uncollectible any notes or accounts receivable; or (iii) dispose of or permit to lapse any rights to any Company Intellectual Property; or

     (x) take or agree in writing or otherwise to take, any of the actions described in this Section 6.01.

     Section 6.02. Exclusivity. The Sellers and the Company agree that they shall, and shall cause the Company’s Subsidiaries to, immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Competing Transaction. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.01, the Sellers and the Company shall not, and the Sellers and the Company shall not permit any officer, director or employee of the Company or its Subsidiaries or any attorney, accountant, investment banker, financial advisor, agent or other representative retained by the Sellers, the Company or its Subsidiaries to, (i) take any action to encourage, solicit, assist or initiate any Competing Transaction, (ii) continue, initiate or engage in negotiations with, or disclose any non-public information (other than disclosure of non-public information in the ordinary course of business or otherwise as required by Law), relating to the Company or any of its Subsidiaries, to any Person in connection with a Competing Transaction other than Purchaser and its Affiliates, officers, directors, employees, consultants and representatives or (iii) enter into any Contract with respect to, or effect, any Competing Transaction. Sellers or the Company shall promptly notify Purchaser after receipt by such Seller, the Company or any of its Subsidiaries of any Competing Transaction identifying such Person and the terms thereof. The term “Competing Transaction” as used herein means any offer, proposal or indication of interest in (A) the acquisition of the Company or any of its Subsidiaries, (B) a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, (C) the acquisition of any of the capital stock of the Company or any of the Company’s direct or indirect interests in any of its Subsidiaries, (D) the acquisition of any significant portion of the assets of the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice as permitted by Section 6.01, (E) the issuance or sale of any securities in, or with respect to the Company or any of its Subsidiaries or (F) restructuring, recapitalizing or otherwise engaging in an extraordinary corporate transaction with the Company or any of its Subsidiaries, including, without limitation, the incurrence of indebtedness in connection with the payment of a dividend, distribution or similar transaction.

     Section 6.03. Access to Information; Confidentiality. The Company shall, and shall cause its Subsidiaries to, afford to Purchaser and its accountants, counsel, financial advisors and other representatives, and to prospective debt lenders, placement agents, holders of at least 5% of Purchaser’s common stock and other equity sources, provided that such equity sources shall be reasonably acceptable to the Sellers and shall execute a confidentiality agreement on substantially identical terms as the Confidentiality Agreement (the “Approved Equity Sources”) and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property owned or leased by the Company or any of its Subsidiaries and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of Sellers’ or the Company’s independent public accountants (with the consent of such independent public accountants), internal audit reports, and “management letters” from such accountants with respect to Sellers’ or Company’s systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. Prior to the Closing, the Company shall generally keep Purchaser informed as to all material matters involving the operations and businesses of each of its Subsidiaries. The Company shall authorize and direct the appropriate directors, managers and employees of each such Subsidiary to discuss matters involving the operations and business of such Subsidiary with representatives of Purchaser and its prospective debt lenders or placement agents, holders of at least 5% of Purchaser’s common stock and Approved Equity Sources. All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement dated December 17, 2004, among Purchaser, the Company, DLJ Merchant Banking III, Inc., and AIG Global Investment Corp. (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided that Purchaser and the Company may disclose such information as may be necessary in connection with (i) seeking the Purchaser Required Statutory Approvals, the Company Statutory Approvals and the Sellers Required Statutory Approvals and (ii) completing the Debt Financing and the Rights Offering.

Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Purchaser by reason of applicable Law.

     Section 6.04. Notification of Certain Matters. The Sellers and the Company shall give notice to Purchaser and Purchaser shall give notice to Sellers and the Company, as promptly as reasonably practicable upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, except where such occurrences or failures to occur could not, individually or in the aggregate, reasonably be expected to result in a failure of the conditions set forth in Section 7.02(b) or 7.03(b), as applicable, to be satisfied and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.05. Severance Policy; Compensatory Payments.

     (a) The Company shall adopt and Purchaser shall cause the Company to maintain for a period of at least one year following the Closing Date a severance policy on the terms set forth in Section 6.05 of the Company Disclosure Schedule, with respect to those individuals who were employed by the Company or any of its Subsidiaries immediately prior to the Closing Date.

     (b) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to not make, and to cause its Subsidiaries to refrain from making, any compensatory payments to any of its employees to the extent that such payments, together with any other amounts payable by the Company or any of its Subsidiaries to any such employee, would subject such employee to an excise tax pursuant to Section 4999 of the Code. The Company and the Sellers shall provide Purchaser a reasonable opportunity to review and discuss the disclosure related to any stockholder approval, and the timing and manner thereof, in connection with the approval of any compensatory payments.

     (c) Not later than immediately before the Closing, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other actions as may be required to provide that (i) the payments required under the Ref-Fuel Holdings LLC Management Incentive Plan by reason of the consummation of the transactions contemplated by this Agreement shall be made, net of any required withholding taxes, immediately after Closing but in any event on the Closing Date and (ii) the Ref-Fuel Holdings LLC Management Incentive Plan shall terminate upon the making of such payments and no Person shall have any further rights in respect of such plan.

     Section 6.06. Public Announcements. Other than announcements to the stockholders of the Company and their investors (provided that the Company shall request that such stockholders keep such announcement confidential), Purchaser and the Company will obtain the other’s written consent before issuing or causing to be issued (directly or indirectly), and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or the rules of any recognized securities exchange or market, will not issue any such press release or make any such public statement prior to obtaining such written consent. Purchaser and the Company will use commercially reasonable efforts to issue a mutually agreeable press release announcing the execution of this Agreement within three business days after the date hereof.

     Section 6.07. Agreement to Cooperate.

     (a) Subject to the terms and conditions of this Agreement and subsection (b) of this Section 6.07, each of Purchaser, the Sellers and the Company shall, Purchaser shall cause its Subsidiaries to, and Sellers and the Company shall cause the Company’s Subsidiaries to, use their commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable for it to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Purchaser and the Company and their respective Subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to consummation of the transactions contemplated hereby (and, in such case, to proceed with the Closing as expeditiously as practicable), including through all possible appeals; provided that notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not be required to pay any consideration to a third party for such third party’s consent or waiver in an amount greater than $100,000 in the aggregate for all such consents (it being understood that such amount is not intended to indicate a level of commercially reasonable efforts generally) (other than 50% of the filing fees for required consents pursuant to the HSR Act to be included in Company Transaction Expenses). Purchaser and the Sellers agree that, from and after the date hereof and prior to the Closing, and except as may be agreed in writing by the Sellers or Purchaser, as applicable, or as may be contemplated by this Agreement, Purchaser and the Sellers shall use commercially reasonable efforts not to, and shall use commercially reasonable efforts not to permit any of their respective Subsidiaries or Affiliates to, agree, in writing or otherwise, to take any action to intentionally delay the consummation of any of the transactions contemplated by this Agreement or intentionally cause the failure of any condition to the Closing to be satisfied, including any acquisition of, or agreement to acquire, any (x) electric generation or transmission facilities, (y) electric power sale, purchase or tolling agreement, or (z) natural gas storage or transportation facilities located in the markets in which the electric generation facilities owned or operated by Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries are located.

     (b) In addition to and without limitation of the foregoing, each of Purchaser and the Sellers undertake and agree to use their commercially reasonable efforts to (i) file prior to ten business days after the date hereof, and in any event prior to fifteen business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as reasonably practicable, and in any event prior to thirty days after the date hereof, any form or report required by any other Governmental Authority relating to antitrust, competition, trade or energy regulation matters), and (ii) take, or cause to be taken, all such actions necessary to identify, determine, obtain, and receive any clearance or approval required by any Governmental Authority or applicable Law with respect to the consummation of the transactions contemplated hereby, including expiration or termination of the applicable waiting periods under the HSR Act. Each of Purchaser and the Sellers shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld or delayed). Purchaser and the Sellers shall use their reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition, or trade or energy regulation law (including the FPA and, if applicable, PUHCA) that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as promptly as reasonably possible and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. In connection therewith, if any suit or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated hereby as in violation of any trade, competition or antitrust Law or any energy regulation Law, each of Purchaser and the Sellers shall cooperate and use their reasonable best efforts to contest and resist any such suit or proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and the Sellers decide that litigation is not in their respective best interests. Notwithstanding anything to the contrary contained in this Agreement, none of Purchaser, an Affiliate of Purchaser, the Company or an Affiliate of the Company shall be required to divest, license or hold separate or otherwise take or commit to take any action that limits Purchaser’s or its Affiliates’ or the Company’s or its Affiliates’ freedom of action with respect to, or their ability to retain, Purchaser or its Affiliates or the Company or its Affiliates or any portions thereof or any of the businesses, product lines, properties or assets of Purchaser or its Affiliates or the Company or its Affiliates or agree to do any of the foregoing, in each case with respect to consents, approvals, clearances, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions, filings, applications or submissions referred to in this Section 6.07(b). Each party hereto shall (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party or its counsel the opportunity to attend and participate thereat; and (iii) furnish the other party or its counsel with copies of all correspondence, filings, and communications between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, however, that the Company shall be under no obligation of any kind to provide any other party documents, material or other information relating to the valuation of the Company or to alternatives to the transactions contemplated hereby.

     (c) The Company shall use its commercially reasonable efforts to seek a determination from the New Jersey Department of Environmental Protection (“NJDEP”) that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. (“ISRA”) is not applicable to the transaction contemplated by this Agreement. The Company shall allow Purchaser and its representatives to review and comment on any filings made in connection with this request. If the NJDEP determines that ISRA is applicable to this transaction, Company shall use its commercially reasonable efforts to obtain any approval necessary in order to comply with the requirements of ISRA in connection with the consummation of the transactions contemplated hereby.

     Section 6.08. Directors’ and Officers’ Indemnification.

     (a) Except to the extent required by applicable Law, the indemnification provisions of the Company’s Certificate of Incorporation and By-laws as in effect immediately prior to the Closing shall remain in effect for a period of six years from the Closing and shall not be amended, repealed or otherwise modified in any manner that would adversely affect in any material respect the rights thereunder of individuals who immediately prior to the Closing were directors, officers, employees of the Company; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

     (b) From and after the Closing, the Company, shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Closing in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or arising out of or pertaining to the transactions contemplated by this Agreement; provided, however, that the Company shall not be required to indemnify and hold harmless any Indemnified Party with respect to any claims described in Section 9.13 and the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). In the event of any such Action, the Company shall cooperate with the Indemnified Party in the defense of any such Action. The right to indemnification conferred by this Section 6.08(b) shall include the right, to the extent permitted under applicable Law, to be advanced by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such Indemnified Party provides an undertaking reasonably satisfactory in form and substance to the Company to repay such advanced expenses to the extent required by law or the terms of the applicable indemnification provision.

     (c) For a period of six years after the Closing, the Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the persons currently covered thereby, which policies are with a third party with a claims paying rating equal to or better than that of the Company’s current insurer) with respect to matters arising on or before the Closing; provided the Company shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as reasonably practicable for such amount.

     (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Certificate of Incorporation or By-laws of the Company, any other indemnification arrangement, the Delaware General Corporation Law or otherwise. The provisions of this Section 6.08 shall survive the Closing expressly are intended to benefit each of the Indemnified Parties.

     (e) In the event the Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of the Company, as the case may be, shall assume the obligations set forth in this Section 6.08.

     Section 6.09. Further Assurances.

     (a) Subject to the terms and conditions of this Agreement and not in limitation of any such provisions, including Section 6.07 hereof, each party hereby agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy all conditions to, and to consummate, the transactions contemplated by this Agreement and to carry out the purposes hereof, including to perform and cause to be performed any further acts and to execute and deliver and cause to be executed and delivered any documents which may be reasonably necessary to carry out the provisions of this Agreement; provided the Company shall not be required to pay, other than as provided in Section 6.07, any consideration for any third party consent or waiver. Purchaser shall use its commercially reasonable efforts to secure the Debt Financing pursuant to the Debt Financing Commitments. If Goldman Sachs & Co. notifies Purchaser that it is unwilling or unable to provide the Debt Financing, then Purchaser shall for a period of thirty days after such notice use its good faith efforts to secure alternative financing from other nationally recognized financial institutions on terms no less favorable to Purchaser than those set forth in the Debt Financing Commitments.

     (b) Purchaser shall conduct a rights offering to all stockholders of Purchaser (the “Rights Offering”), offering the right, for a period of not less than 20 days, to subscribe for shares of Purchaser common stock. Purchaser will file a registration statement with the SEC or a post-effective amendment to an existing registration statement as promptly as practicable following receipt of financial statements and information as contemplated by Section 6.10 to register the offering of Purchaser’s common stock in the Rights Offering and use its commercially reasonable efforts to have such registration statement declared effective as expeditiously as possible. In the Rights Offering, Purchaser shall offer to sell its shares of common stock at a price no greater than $6.00 per share. Purchaser shall use its commercially reasonable efforts to complete the Rights Offering and issue and sell its common stock for proceeds to Purchaser of not less than the amount contemplated by the Debt Financing Commitments. Purchaser shall provide the Sellers with a reasonable opportunity to review and provide comments (which Purchaser shall consider in good faith) on such registration statement and amendments thereto, and Purchaser shall provide the Sellers with copies of all documents and information filed with, and all correspondence with, the Securities and Exchange Commission in connection with the Rights Offering.

     (c) Without the prior consent of the Sellers (which shall not be unreasonably withheld), (a) Purchaser will not amend, supplement, modify or terminate the Equity Commitment Agreements in a manner that could reasonably be expected to adversely affect the success of the Rights Offering (including the receipt of proceeds to Purchaser of not less than the amount contemplated by the Debt Financing Commitments, nor waive, release, assign, limit, settle or compromise any rights or claims thereunder, (b) will enforce to the fullest extent possible, including by pursuing all available avenues of judicial action, including filing suit to obtain specific performance, the obligations of the Independent Stockholders thereunder, and (c) will extend the term of the Equity Commitment Agreements to the extent necessary and to the extent that such Equity Commitment Agreements can be extended without the consent of the Independent Stockholders.

     (d) Prior to the Closing, the Company shall deliver to the Sellers a statement issued by the Company pursuant to Treasury Regulations sections 1.897-2(h) and 1.1445-2(c) and dated not more than 30 days prior to the Closing Date, certifying that the stock of the Company does not constitute a United States real property interest within the meaning of Section 897 of the Code. Sellers shall provide a copy of such statement to Purchaser at Closing.

     Section 6.10. Assistance with Financing. Not in limitation of and subject to Section 6.07, the Company shall, and shall cause its Subsidiaries to, to the extent Purchaser may reasonably request in connection with any third-party financing Purchaser or any of its Affiliates may seek to obtain in order to fund the transactions contemplated hereby (including, but not limited to, the Debt Financing and the Rights Offering), use (and cause the Company’s Subsidiaries to use) commercially reasonable efforts to: (i) cooperate in the preparation of any registration statement, prospectus, prospectus supplement, offering memorandum or similar document, (ii) make senior management of the Company and its Subsidiaries reasonably available for customary “roadshow” presentations, lenders, meetings and presentations to rating agencies, (iii) cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence, including, any environmental assessments, (iv) provide all financial statements and financial and other information (including footnote disclosures) that would be required in an offering of securities on a Form S-1, including without limitation three full years of financial statements audited by a “big four” auditing firm, any interim period financial statements that would be required by the SEC (reviewed in accordance with Statement of Accounting Standards (“SAS”) 100), (v) cause the Company’s accountants to provide comfort letters to any underwriters or initial purchasers consistent with SAS 72 (as amended), including without limitation standard negative assurance on any interim period or pro forma financial statements, (vi) help negotiate other definitive financing documents or other reasonably requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, legal opinions and real estate title documentation, and (vii) commencing upon the execution of this Agreement, allow reasonable access to its financial and accounting personnel and provide access to preliminary financial statements and other financial information to be used in connection with the preparation of pro forma financial information. Notwithstanding anything to the contrary contained in this Agreement, (I) any actions taken pursuant to this Section 6.10 shall not constitute a breach of any other provision of this Agreement and (II) any and all out-of-pocket third party costs and expenses associated with such actions shall not constitute Company Transaction Expenses and shall be borne by Purchaser whether or not the transactions contemplated hereby are consummated. The Company shall use commercially reasonable efforts to provide the financial statements described in clause (iv) above as of and for the year ended December 31, 2004 no later than March 15, 2005 and, if required, as of and for the quarter ended March 31, 2005 no later than May 15, 2005, and, if required, as of and for the quarter ended June 30, 2005, no later than August 9, 2005. Subject to the consent of the Company, which shall not be unreasonably withheld, Purchaser may use the Company’s name and logo in a registration statement, prospectus, prospectus supplement, offering memorandum or similar document related to the Debt Financing or the Rights Offering.

     Section 6.11. Rating Agency Confirmations. Not in limitation of and subject to Section 6.08, to the extent Purchaser may reasonably request, the Company shall and shall cause the Company’s Subsidiaries to, use their commercially reasonable efforts to cooperate with Purchaser with respect to, and to help procure, the confirmation by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group of their then current ratings of the issuers following the transactions contemplated hereby and as required pursuant to Section 4.15(c) of that certain Indenture dated as of June 25, 2003 among MSW Energy Holdings LLC, MSW Energy Finance Co., Inc. and Wells Fargo Bank Minnesota, National Association, as trustee, and that certain Indenture dated as of November 24, 2003 among MSW Energy Holdings II LLC, MSW Energy Finance Co. II, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee. Notwithstanding anything to the contrary contained in this Agreement, (i) any actions taken pursuant to this Section 6.11 shall not constitute a breach of any other provision of this Agreement and (ii) any and all out-of-pocket third party costs and expenses associated with such actions shall not constitute Company Transaction Expenses and shall be borne by Purchaser whether or not the transactions contemplated hereby are consummated.

     Section 6.12. Letters of Credit. At or prior to the Closing, Purchaser shall use its commercially reasonable efforts to enter into letters of credit or other financial accommodations (the “Replacement Accommodations”) permissible under the Equity Contribution Agreement between Ref-Fuel Corp., MSW Energy Holdings LLC, RFH and ARC, dated as of April 30, 2001, as amended, to replace the $50,000,000 letter of credit in favor of American Ref-Fuel

Company LLC (“ARC”) issued by Bayerische Hypo- und Vereinsbank AG (the “Fronting Bank”) with Ref-Fuel Corp. as applicant and the $50,000,000 letter of credit in favor of ARC issued by the Fronting Bank with MSW Energy Holdings LLC as applicant (together, the “Existing Letters of Credit”). At or prior to the Closing, Purchaser shall use its commercially reasonable efforts to cause the Fronting Bank to mark “cancelled” and to return to the Sellers each letter of credit issued in favor of the Fronting Bank in support of the Existing Letters of Credit.

     Section 6.13. Disclosure Schedules. On the date hereof, (a) Purchaser has delivered to the Company a schedule (the “Purchaser Disclosure Schedule”), accompanied by a certificate signed by a senior executive officer of Purchaser stating that the Purchaser Disclosure Schedule is being delivered pursuant to this subpart (a) of Section 6.13, (b) the Company has delivered to Purchaser a schedule (the “Company Disclosure Schedule”), accompanied by a certificate signed by a senior executive officer of the Company stating the Company Disclosure Schedule is being delivered pursuant to this subpart (b) of Section 6.13, and (c) the Sellers have delivered to the Company a schedule (the “Sellers Disclosure Schedule”), accompanied by a certificate signed by an authorized officer of each Seller stating that the Sellers Disclosure Schedule is being delivered pursuant to this subpart (c) of Section 6.13. The Company Disclosure Schedule, the Sellers Disclosure Schedule and the Purchaser Disclosure Schedule are collectively referred to herein as the “Disclosure Schedules.” The Disclosure Schedules constitute an integral part of this Agreement. Each Section of this Agreement that references a section of the Company Disclosure Schedule, the Sellers Disclosure Schedule or the Purchaser Disclosure Schedule is qualified by the matters specifically set forth in the corresponding section of the Company Disclosure Schedule, the Sellers Disclosure Schedule and the Purchaser Disclosure Schedule so referenced.

     Section 6.14. Company Options and Company Option Plan; Company Stockholder Agreement.

     (a) Not later than immediately before the Closing, the Board of Directors of the Company (or, if appropriate, any committee thereof), shall adopt such resolutions and take such other actions as may be required to provide that, effective as of the Closing: (i) each Company Option, whether or not then exercisable or vested, shall be cancelled in consideration of the right to payment from the Company of an amount in respect thereof; (ii) the Company Option Plan shall terminate and all rights under the Company Option Plan and any provision of any other plan, program or arrangement providing for the issuance or the grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be cancelled; and (iii) no Person shall have any right under the Company Option Plan or any other plan, program, agreement or arrangement with respect to equity securities of the Company or any of its Subsidiaries (except as provided in the foregoing provisions of this Section 6.14(a)). All amounts payable pursuant to this Section 6.14(a) shall be subject to any required withholding of taxes and shall be payable on the Closing Date.

     (b) The Company and the Sellers shall cause the Company Stockholder Agreement to be terminated as of the Closing.

     Section 6.15. Related-Party Transactions with Non-Management Affiliates. On or prior to the Closing Date, the Company and its Subsidiaries shall terminate all Contracts with Affiliates (other than (i) those Contracts set forth in Section 6.15 of the Company Disclosure Schedule, (ii) Contracts between the Company and its Subsidiaries, (iii) Contracts between the Company and its Subsidiaries, on the one hand, and their respective officers and employees, on the other hand, and (iv) Contracts whose continuance Purchaser has approved in writing) and deliver releases executed by such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 6.15 providing that no further payments are due, or may become due, under or in respect of any such terminated Contracts; provided, that in no event shall the Company or any of its Subsidiaries pay any consideration with respect to any such termination or release not provided for under any such Contract.

     Section 6.16. Monthly Financial Statements. As soon as reasonably practicable, but in no event later than 30 days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Purchaser with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared in the ordinary course of business) for such preceding month for the Company and its Subsidiaries to the extent the same are prepared in the ordinary course of business. Each set of financial statements required to be delivered under this Section 6.16 are referred to as the “Monthly Financial Statements.”

     Section 6.17. Fees and Expenses. All Company Transaction Expenses shall be paid by the Company. No later than two business days prior to the Closing Date, the Company shall deliver to Purchaser pay-off letters or final invoices in respect of the Company Transaction Expenses from any third-party service providers to whom payments are required to be made by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. In connection with the delivery of such pay-off letters, the Company shall certify that there are no additional third-party providers or other Persons to whom Company Transaction Expenses will be paid or owed. The Company shall pay and discharge such Company Transaction Expenses at or prior to the Closing. The pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement. “Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all of the following out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company or any of its Subsidiaries relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance of consummation of the transactions contemplated hereby (which shall include 50% of any fees associated with filings required by the HSR Act): (A) all brokers’ or finders’ fees; (B) fees and expenses of counsel, advisors, investment bankers, accountants, and auditors and experts; (C) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of the consummation of the transactions contemplated hereby (but excluding such bonuses or payments paid or payable under any double trigger agreements), except that any amounts payable under Company Plans listed in Section 5.13 (a) of the Company Disclosure Schedule shall not be deemed to be Company Transaction Expenses; and (D) $367,413, representing an agreed upon amount in respect of after-tax payments of 2004 year-end bonuses to be made in excess of amounts accrued for such bonuses as of December 31, 2004 in the Financial Statements.

     Section 6.18. WARN Act.

     (a) On or before the Closing Date, the Company shall provide a list of the name and site of employment of any and all Employees who have experienced, or will experience, an “employment loss” or “layoff” (each as defined by the WARN Act) within ninety (90) days prior to the Closing Date (but not including any such Employees who experience an “employment loss” or “layoff” after the Closing). The Company shall update this list up to and including the Closing Date.

     (b) Neither the Company nor any of its Subsidiaries shall, at any time within ninety (90) days before the Closing Date, without complying fully with the notice requirements and other requirements of the WARN Act, effectuate (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries; (ii) a mass layoff as defined in the WARN Act affecting any site or employment of the Company or any of its Subsidiaries; or (iii) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff; provided that, any and all actions taken by the Company or its Subsidiaries following the Closing shall be disregarded for purposes of determining whether the Company or any of its Subsidiaries has effected any of the events described in clauses (i), (ii) or (iii) above.

ARTICLE VII
CONDITIONS TO THE CLOSING

     Section 7.01. Conditions to the Obligations of Each Party. The respective obligations of the Sellers and Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable Law, that such conditions may be waived in writing pursuant to Section 9.06(b):

     (a) no Order of a court or other Governmental Authority of competent jurisdiction shall be in effect and no Law shall have been enacted or promulgated by any Governmental Authority which has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated hereby (each party agreeing to use its commercially reasonable efforts including appeals to higher courts, to have any such Order lifted);

     (b) (i) any waiting period applicable to consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and (ii) all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers relating to this Agreement and the transactions contemplated hereby to be obtained from the Governmental Authorities listed in Section 3.02(c) of the Purchaser Disclosure Schedule, Section 4.02(c) of the Sellers Disclosure Schedule or Section 5.04(c) of the Company Disclosure

Schedule and indicated therein as being a condition to the consummation of the transactions contemplated hereby shall have been filed, made or obtained, as the case may be; and

     (c) there shall not be any pending Proceeding by a Governmental Authority, or any bona fide threat of a Proceeding by a Governmental Authority, that seeks to enjoin or otherwise prevent the consummation of the transactions contemplated hereby.

     Section 7.02. Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction of the following further conditions, except, to the extent permitted by applicable Law, that such conditions may be waived by Purchaser in writing pursuant to Section 9.06(b):

     (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

     (b) The representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects, at and as of the Closing with the same force and effect as though made at and as of the Closing (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c) Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company indicating that the conditions provided in Sections 7.02(a) and (b) have been satisfied.

     (d) The Sellers shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

     (e) The representations and warranties of the Sellers in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects, at and as of the Closing with the same force and effect as though made at and as of the Closing (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Sellers’ ability to consummate the transactions contemplated hereby.

     (f) Purchaser shall have received a certificate signed on behalf of the Sellers by an authorized signatory of the Sellers indicating that the conditions provided in Sections 7.02(d) and (e) have been satisfied.

     (g) The Company shall have caused the agreements and plans set forth in Section 7.02(g) of the Company Disclosure Schedule to terminate at or prior to the Closing.

     (h) Purchaser shall have (i) completed the Rights Offering and received proceeds of not less than the amount contemplated by the Debt Financing Commitments, (ii) received the proceeds of the Debt Financing or alternative financing pursuant to Section 6.09 in the amounts and substantially on terms and conditions no less favorable to Purchaser than those set forth in the Debt Financing Commitments, and (iii) Purchaser shall have entered into the Replacement Accommodations.

     (i) The Sellers shall have obtained the resignations of directors of the Company and its Subsidiaries requested by Purchaser prior to the Closing.

     (j) Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

     (k) All Company Options shall have been cancelled at or prior to the Closing in accordance with Section 6.14.

     (l) The following documents shall have been delivered to Purchaser:

     (i) certified copies of the resolutions of the Board of Directors of the Company, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

     (ii) (A) a copy of the certificate of incorporation or any other similar organizational or governing document of the Company and each of its Subsidiaries certified as of a recent date by the Secretary of State of the jurisdiction of incorporation or organization of each such Person, (B) a copy of the bylaws, partnership or limited liability company agreement, or any other similar organizational or governing document of the Company and each of its Subsidiaries certified by the Secretary of the Company or such Subsidiary, and (C) certificates of good standing for the Company and each of its Subsidiaries form the Secretary of State of the state of their respective incorporation or organization, in each case dated not more than five days prior to the Closing Date;

     (iii) incumbency certificates relating to each Person executing (as corporate officer or otherwise on behalf of another Person) any document executed by the Company and delivered to Purchaser pursuant to the terms hereof;

     (iv) a regulatory opinion of LeBeouf, Lamb, Greene & MacRae, L.L.P. substantially in the form of Exhibit 7.04(a)(iv) hereto; and

     (v) a corporate opinion of LeBeouf, Lamb, Greene & MacRae, L.L.P. in customary form for transactions of this type that shall be reasonably satisfactory to the Purchaser.

     Section 7.03. Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction of the following further conditions, except, to the extent permitted by applicable Law, that such conditions may be waived by the Sellers in writing pursuant to Section 9.06(b):

     (a) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

     (b) The representations and warranties of Purchaser in this Agreement (other than the representations and warranties set forth in Section 3.08), disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct in all respects, at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby.

     (c) The Sellers shall have received a certificate signed on behalf of the Purchaser by an executive officer of Purchaser indicating that the conditions provided in Sections 7.03(a) and (b) have been satisfied.

     (d) The Purchaser shall have entered into the Replacement Accommodations and the Fronting Bank shall have marked “cancelled” and returned to the Sellers each letter of credit issued in favor of the Fronting Bank in support of the Existing Letters of Credit at or prior to the Closing.

     (e) The following documents shall have been delivered to the Sellers:

     (i) certified copies of the resolutions of the board of directors of Purchaser, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby; and

     (ii) incumbency certificates relating to each Person executing (as corporate officer or otherwise on behalf of another Person) any document executed by Purchaser and delivered to the Sellers pursuant to the terms hereof.

ARTICLE VIII
TERMINATION

     Section 8.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

     (a) by mutual written consent of the Sellers and Purchaser;

     (b) by either Purchaser or the Sellers:

     (i) if the Closing has not occurred on or before June 30, 2005 (the “Termination Date”); provided, however, that (A) either Purchaser or the Sellers shall have the option to extend, from time to time, the Termination Date to no later than August 31, 2005 or, if later, 25 days following the date on which the Company has provided to Purchaser such financial statements and financial and other information (including footnote disclosures) that would be required in an offering of securities on Form S-1 reviewed in accordance with SAS 100 as of and for the quarter ended June 30, 2005 to the extent that such financial statements or information is required for the Rights Offering, if the conditions set forth in Sections 7.01(b) or (c) have not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Authority of competent jurisdiction shall be in effect and Purchaser or the Company is still attempting to obtain such necessary consents and approvals under applicable Laws, or is contesting (x) the refusal of the relevant Governmental Authority to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings; and (B) the right to terminate this Agreement or to extend the Termination Date pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to occur by the Termination Date; or

     (ii) if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order, ruling or other action is or shall have become final and nonappealable;

     (c) by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other obligation contained herein), if there shall have been a breach of any of the representations, warranties, covenants or other obligations of the Sellers or the Company set forth in this Agreement, which breach would constitute, either individually or in the aggregate, if occurring on the Closing Date, the failure of the conditions set forth in Section 7.02(a), (b), (d) or (e), and which could not reasonably be expected to be cured prior to the Termination Date; or

     (d) by the Sellers (provided that the Sellers are not then in material breach of any representation, warranty, covenant or other obligation contained herein), if there shall have been a breach of any of the representations, warranties, covenants or other obligations of Purchaser set forth in this Agreement, which breach would constitute, either individually or in the aggregate, if occurring on the Closing Date, the failure of the conditions set forth in Section 7.03(a) or 7.03(b), and which could not reasonably be expected to be cured prior to the Termination Date.

     Section 8.02. Manner and Effect of Termination.

     (a) In the event of termination of this Agreement, written notice thereof shall be given to the other parties specifying the provision hereof pursuant to which such termination is made. Upon termination, this Agreement shall forthwith become null and void and there shall be no further liability or further obligation on the part of the Sellers, the Company, Purchaser or their respective officers or directors; provided, however, that Sections 6.03, and 6.06 and this

Section 8.02 and Article IX hereof shall remain in full force and effect and no party shall be relieved from liability for any willful breach by it of any provision of this Agreement or for such party’s intentional misconduct or fraud.

     (b) Provided that neither the Company nor the Sellers shall be in material breach of this Agreement, and provided that the Company has provided to Purchaser such financial statements and financial and other information (including footnote disclosures) that would be required in an offering of securities on a Form S-1, including three full years of financial statements, audited by a “big four” auditing firm or, with respect to interim period financial statements, reviewed in accordance with SAS 100, as of and for the year ended December 31, 2004 no later than April 30, 2005 and, if required to consummate the Rights Offering, financial statements as of and for the quarter ended March 31, 2005 no later than May 31, 2005, in the event that this Agreement is terminated by the Sellers or Purchaser pursuant to Section 8.01(b)(i), and at the time of such termination all of the conditions to Closing set forth in Sections 7.01 and 7.02 are satisfied (other than those conditions that, by their nature, will be satisfied at the Closing), except that the condition set forth in Section 7.02(h) is not satisfied, then Purchaser shall pay to the Sellers an aggregate termination fee of $25,000,000, of which not less than $10,000,000 shall be payable in cash and up to $15,000,000 shall be payable in shares of common stock of Purchaser (valued at $8.13 per share), with such cash and stock to be paid and issued to each Seller pro rata based on the number of Shares set forth opposite each Seller’s name on Schedule I). Purchaser represents and warrants to the Sellers that such shares, if and when issued and delivered to the Sellers, will be validly issued, fully paid and non-assessable. On the date hereof, Purchaser and the Sellers have entered into a registration rights agreement substantially in the form attached hereto as Exhibit A hereto covering such shares on the date such shares are delivered to the Sellers pursuant to this Section 8.02(b). On the date hereof, Purchaser has deposited cash in the amount of $10,000,000 in an escrow account pursuant to the escrow agreement attached hereto as Exhibit B. Purchaser and the Sellers acknowledge that the fee contemplated hereby is fair and reasonable, that the damages to be incurred by the Sellers in the event of such a termination of this Agreement are difficult to ascertain or estimate and the amount of the fee is a reasonable measure of the anticipated harm to the Sellers in the event of such a termination (particularly in light of the potential diminution in the value of the Company resulting from operational distractions and the opportunity cost to the Sellers resulting from certain forgone liquidity transactions), and the agreements contained in this Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Sellers nor Purchaser would enter into this Agreement. If, in order to obtain amounts payable pursuant to this Section 8.02(b) or the release of amounts escrowed pursuant to this Section 8.02(b), the Sellers or Purchaser make a claim that results in a judgment for such amounts, the prevailing party shall be entitled to receive their reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts payable at The Wall Street Journal prime rate in effect on the date such payment was required to be made. The fee provided in this Section 8.02(b), if payable, shall be the Sellers’ sole remedy and constitutes liquidated damages and not a penalty. Notwithstanding anything in this Section 8.02 to the contrary, Purchaser shall not be relieved from liability for any willful breach by it of the provisions of this Agreement and the Sellers shall be entitled to seek any and all remedies in respect thereof.

ARTICLE IX
MISCELLANEOUS

     Section 9.01. Non-Survival of Representations and Warranties. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for those covenants and agreements contained herein which by their respective terms apply in whole or in part any time after the Closing. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time.

     Section 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally to, or mailed by registered or certified mail (return receipt requested) if and when received by, or sent via facsimile if and when received by, the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Sellers, to:

c/o DLJ Merchant Banking III, Inc.

Eleven Madison Avenue
New York, New York 10010
Attention: OhSang Kwon and Daniel Clare
Facsimile: (646) 935-7190

and

c/o AIG Global Investment Corp.
599 Lexington Street, 25th Floor
New York, New York 10022
Attention: Marc C. Baliotti
Facsimile: (646) 735-0795

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Glenn D. West and Michael S. Colvin
Facsimile: (212) 310-8007

If to the Company, to:

American Ref-Fuel Holdings Corp.
155 Chestnut Ridge Road
Montvale, New Jersey 07645
Attention: Mark Romefelt
                    General Counsel
Facsimile: (201) 690-4815

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Glenn D. West and Michael S. Colvin
Facsimile: (212) 310-8007

and

LeBeouf, Lamb, Greene & MacRae, L.L.P.
125 West 55th Street
New York, New York 10019-5389
Attention: Brian A. Betancourt
Facsimile: (212) 424-8500

If to Purchaser, to:

Danielson Holding Corporation
40 Lane Road
Fairfield, NJ 07004
Attention: Timothy Simpson
Facsimile: (973) 882-7357

with a copy to (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60606
Attention: Peter C. Krupp, Esq.
                    L. Byron Vance III, Esq.
Facsimile: (312) 407-0411

     Section 9.03. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party or its representatives drafting or causing any instrument to be drafted. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The term “Key Employee” shall mean any employee of the Company or any of its Subsidiaries receiving yearly compensation in excess of $100,000. The term “Affiliate” shall mean, with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise. The term “Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority. The phrase “Knowledge of the Company” shall mean the knowledge of the senior executive officers and directors of the Company and its Subsidiaries listed on Schedule II hereto, after due inquiry. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. All references to dollar amounts shall be deemed to be references to U.S. Dollars. References in this Agreement to specific Laws (such as the Code, HSR Act, PURPA, FPA, PUHCA and ERISA) or to specific sections or provisions of Laws include all rules and regulations promulgated thereunder. The term “party” shall refer to such party and its Subsidiaries unless the context indicates otherwise. The term “DLJ Sellers” shall mean those entities indicated as DLJ Sellers on Schedule I. The term “AIG Sellers” shall mean those entities indicated as DLJ Sellers on Schedule I. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and in each case vice versa. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References to a Person or party are also to its permitted successors and assigns.

     Section 9.04. Miscellaneous. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Purchaser may assign its rights and obligations under this Agreement to one or more Affiliates of Purchaser subject to the terms of this Agreement, provided that such assignment shall not relieve Purchaser of its obligations hereunder and that such assignment would not reasonably be expected to have an adverse effect on obtaining the Sellers Required Statutory Approvals, Company Required Statutory Approvals or Purchaser Required Statutory Approvals. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York or other courts of the State of New York located in the Borough of Manhattan in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than in such courts, AND EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY

WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

     Section 9.05. Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.06. Amendments; Extensions.

     (a) This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (b) At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 9.07. Entire Agreement. This Agreement (including the exhibits and schedules hereto, including the Disclosure Schedules), the Confidentiality Agreement and the other agreements and documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Except as set forth in Sections 6.08, 9.12 and 9.13, neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto, or subject any such Person to, any rights, remedies, obligations or liabilities hereunder.

     Section 9.08. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     Section 9.09. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

     Section 9.10. No Admission. Nothing herein shall be deemed an admission by the Company, in any action or proceeding by or on behalf of a third party, that such third party is not in breach or violation of, or in default in, the performance or observance of any term or provision of any Contract.

     Section 9.11. Expenses.

     (a) Except as otherwise provided herein, whether or not the Closing occurs, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

     (b) Purchaser shall be responsible for and shall pay all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, UCC-3 filings fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transaction contemplated by this Agreement. The Sellers hereby agree to file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

     Section 9.12. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any of the Sellers or the Company or any of their respective Affiliates shall have any liability for any obligations or liabilities of the Sellers or the Company under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, except with respect to any claim based on fraud.

     Section 9.13. Sellers’ Release. Subject to and upon the Closing, each of the Sellers shall and hereby do absolutely, unconditionally, and irrevocably release and forever discharge the Company, its Subsidiaries and their respective present and former officers and directors, and each other Seller (in its capacity as a stockholder of the Company) (the “Released Parties”) of and from any and all demands, actions, causes of action, suits, damages and claims whatsoever of every kind and nature, known or unknown, both at law and in equity, which such Seller may now hold, have or claim to have against the Released Parties, or any of them, from the beginning of time until the date of this Agreement, except for any demands, actions, causes of action, suits, damages and claims based on fraud.

[Signature Page Follows]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

AMERICAN REF-FUEL HOLDINGS CORP.

By: /s/
          Name:
          Title:

SELLERS:

DLJ MERCHANT BANKING PARTNERS III, L.P.
By: DLJ Merchant Banking III, Inc., its Managing
General Partner

UXT AIV, L.P.
By: DLJ Merchant Banking III, Inc., its Managing
General Partner

DLJ MERCHANT BANKING III, L.P.
By: DLJ Merchant Banking III, Inc., its Managing
General Partner

DLJ OFFSHORE PARTNERS III, C.V.
By: DLJ Merchant Banking III, Inc. its Advisory
General Partner

DLJ OFFSHORE PARTNERS III-1, C.V.
By: DLJ Merchant Banking III, Inc. its Advisory
General Partner

DLJ OFFSHORE PARTNERS III-2, C.V.
By: DLJ Merchant Banking III, Inc. its Advisory
General Partner

MILLENNIUM PARTNERS II, L.P.
By: DLJ Merchant Banking III, Inc., its Managing
General Partner

DLJ MB PARTNERS III GMBH & CO. KG
By: DLJ Merchant Banking III, Inc., the General Partner of
DLJ Merchant Banking III, L.P., its Managing
Limited Partner

Signed on Behalf of the Foregoing Entities:

By: /s/
           Name:
           Title: Authorized Representative

MBP III PLAN INVESTORS, L.P.
By: DLJ LBO Plans Management Corporation II, its
General Partner

By: /s/
           Name:
           Title: Authorized Representative

UXT HOLDINGS (OFFSHORE) LTD.

By: /s/
           Name:
           Title: Authorized Representative

AIG HIGHSTAR CAPITAL II, L.P.

By: AIG HIGHSTAR GP II, L.P., its general partner

By: AIG HIGHSTAR II, LLC, its general partner

By: AIG GLOBAL INVESTMENT CORP., its managing member

By:	/s/

Name:

Title:

AIG HIGHSTAR CAPITAL II PRISM FUND, L.P.

By: AIG HIGHSTAR GP II, L.P., its general partner

By: AIG HIGHSTAR II, LLC, its general partner

By: AIG GLOBAL INVESTMENT CORP., its managing member

By:	/s/

Name:

Title:

AIG HIGHSTAR CAPITAL II OVERSEAS INVESTORS FUND, L.P.

By: AIG HIGHSTAR GP II, L.P., its general partner

By: AIG HIGHSTAR II, LLC, its general partner

By: AIG GLOBAL INVESTMENT CORP., its managing member

By:	/s/

Name:

Title:

AIG HIGHSTAR CAPITAL II REF-FUEL CO-INVESTMENT FUND, L.P.

By: AIG HIGHSTAR GP II, L.P., its general partner

By: AIG HIGHSTAR II, LLC, its general partner

By: AIG GLOBAL INVESTMENT CORP., its managing member

By:	/s/

Name:

Title:

AIG HIGHSTAR CAPITAL, L.P.

By:	/s/

Name:

Title:

PURCHASER:

DANIELSON HOLDING CORPORATION

By: /s/
          Name:
          Title:

Omitted Schedules and Exhibits to Stock Purchase Agreement

Schedule I	Sellers
Schedule II	Senior Executive Officers and Directors
Exhibit B	Escrow Agreement
Exhibit C	Regulatory Opinion
Disclosure Schedules	Company Disclosure Schedules
Sellers Disclosure Schedules
Purchaser Disclosure Schedules